Exhibit 99.1

Blucora Announces TaxAct Leadership Transition

BELLEVUE, WA – July 1, 2016 – Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals, today announced that JoAnn Kintzel will step down as President of TaxAct and plans to pursue other opportunities.

The Company has entered into a transition agreement under which Ms. Kintzel will remain in her current role until a successor is appointed. Blucora has retained Heidrick & Struggles, a leading executive search firm, to help identify candidates that can accelerate the significant momentum in this business.

“I want to thank JoAnn for her valuable contributions as President of TaxAct,” said John Clendening, President and Chief Executive Officer of Blucora. “JoAnn’s leadership has helped to build TaxAct into the successful business it is today with significant opportunities ahead. In the five years under her leadership, the team continued a streak of seventeen straight years of revenue growth. It’s a remarkable achievement, one that very few companies can claim. Our aim is to build on this track record in 2017 and beyond.”

“I am grateful for the opportunity to lead TaxAct over the last five years,” said Ms. Kintzel. “I am confident that the business, led by its strong management team, is well-positioned to continue to grow under future leadership.”

“TaxAct is a terrific business and we are proud of the value it provides to customers. It will continue to be a major components of our success going forward,” Clendening concluded.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals. Our products and services in tax preparation and wealth management, through TaxAct and HD Vest, help consumers manage their financial lives. TaxAct is an affordable digital tax preparation solution for individuals, business owners and tax professionals. HD Vest Financial Services® supports an independent network of tax professionals who provide comprehensive financial planning solutions. For more information on Blucora or its businesses, please visit www.blucora.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Blucora’s actual results include the successful execution of the Company’s strategic initiatives, operating plans, and marketing strategies, general economic, industry and market sector conditions, the progress and costs of the development of our products and services, the timing and extent of market acceptance of those products and services, and our dependence on companies to distribute our products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in Blucora’s most recent Annual Report on Form 10-K and quarterly reports on form 10-Q as filed from time to time, in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Blucora undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SOURCE: Blucora, Inc.

Contact

Stacy Ybarra, 425-709-8127

Blucora, Inc.

stacy.ybarra@blucora.com